Exhibit 4.2

For value received, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Print name(s) of person(s) to whom the securities are being transferred and the address for the register)

shares

(number of shares if blank, deemed to be all)

of the Corporation represented by this certificate, and hereby irrevocably constitutes and appoints the attorney of the undersigned to transfer the said securities with full power of substitution in this matter:

Dated

Signature Guarantee(s)* Transferor(s) Signature(s)*

(the transfer cannot be processed without acceptable guarantees of all signatures)

*For transfers signed by the registered holder(s), their signatures(s) must correspond with the name(s) on the certificate in every particular, without changes.

In Canada and the US: a Medallion Guarantee obtained from a member of an acceptable Medallion Guarantee Program (STAMP, SEMP or MSP). Many banks, credit unions and broker dealers are members of a Medallion Guarantee Program. The guarantor must affix a stamp in the space above bearing the actual words “Medallion Guaranteed”.

In Canada: a Signature Guarantee obtained from a major Canadian Schedule I bank that is not a member of a Medallion Guarantee Program. The guarantor must affix a stamp in the space above bearing the actual words “Signature Guaranteed”.

Outside Canada and the US: holders must obtain a guarantee from a local financial institution that has a corresponding affiliate in Canada or the US that is a member of an acceptable Medallion Guarantee Program. The corresponding affiliate must over-guarantee the guarantee provided by the local financial institution.

This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Forbes Energy Services Ltd. (the “Company”) and CIBC Mellon Trust Company (the “Rights Agent”), dated as of May 19, 2008, as it may from time to time be supplemented or amended (the “Rights Agreement”), the terms of which are incorporated herein by reference and a copy of which is on file at the Company’s principal executive offices. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged, may expire or may be evidenced by separate certificates and will no longer be evidenced by this certificate. The company will mail to the registered holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request thereof. As described in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) whether currently held by or on behalf of such Person or by any subsequent holder will become null and void and may not be transferred to any Person.

SECURITY INSTRUCTIONS - INSTRUCTIONS DE g

THIS IS WATERMARKED PAPER, DO NOT ACCEPT WITHOUT NOTING WATERMARK. HOLD TO LIGHT TO VERIFY WATERMARK.

PAPIER FILIGRANE, NE PAS ACCEPTER SANS VERIFIER LA PRESENCE DU FILIGRANE. POUR CE FAIRE, PLACER A LA LUMIERE.